Exhibit 8.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

November 2, 2007

Hersha Hospitality Trust
510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania  19106

Hersha Hospitality Trust
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on the date hereof, with respect to the resale from time to time of up to 2,006,189 common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”) by the selling shareholders named in the Registration Statement.  You have requested our opinion regarding certain U.S. federal income tax matters.

The Company owns, through Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership”), and its wholly owned and joint venture subsidiary partnerships and limited liability companies (the “Subsidiary Partnerships”), interests in 73 hotels and associated personal property (the “Hotels”).  The Subsidiary Partnerships lease 54 of the Company’s wholly-owned Hotels to 44 New England Management Company, a Virginia corporation, a subsidiary of 44 New England Management Company, or a partnership or limited liability company of which 44 New England Management Company or one of its subsidiaries is a partner or member (collectively, “44 New England”).  The Subsidiary Partnerships lease one of the Company’s wholly-owned Hotels to New Cumberland Hospitality Associates, L.P. (“New Cumberland Hospitality”), a third party lessee who also operates the Hotel.  The Subsidiary Partnerships lease the Company’s 18 Hotels owned through joint ventures (i) to joint ventures in which the Company holds its equity interest through a taxable REIT subsidiary (a “TRS”) or (ii) to TRSs wholly owned or substantially owned by the joint venture (together with 44 New England and New Cumberland Hospitality, the “Lessees”).  Substantially all of the operating lease agreements between each Lessee and the Subsidiary Partnerships (collectively, the “Leases”) are substantially similar, providing for base rent and percentage rent.  Two of the Leases provide for fixed rent or rent based on payments under related financing, which payments are set at fixed rates.  Hersha Hospitality Management, L.P., a Pennsylvania limited partnership (“HHMLP”), and other hotel managers, each of whom also operates hotels for third parties, operate and manage all of the Hotels pursuant to management agreements (the “Management Agreements”).

Hersha Hospitality Trust
November 2, 2007

In giving this opinion letter, we have examined the following (collectively, the “Reviewed Documents”):

1.	the Company’s Amended and Restated Declaration of Trust, filed on January 15, 1999 with the Department of Assessments and Taxation of the State of Maryland (the “Declaration of Trust”);

2.	the Company’s Bylaws;

3.
the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 26, 1999 (the “Operating Partnership Agreement”), among the Company, as general partner, and several limited partners;

4.	the First Amendment to the Operating Partnership Agreement dated as of December 31, 1999;

5.	the Second Amendment to the Operating Partnership Agreement dated as of April 21, 2003;

6.	the partnership and limited liability company agreements governing the Subsidiary Partnerships (the “Subsidiary Partnership Agreements”);

7.	the Registration Statement and the prospectus filed as a part of the Registration Statement (the “Prospectus”);

8.	the Leases;

9.	the Management Agreements;

10.
the taxable REIT subsidiary elections for 44 New England; Hersha PRA TRS, Inc., a Delaware corporation; Revere Hotel Group, LLC, a Massachusetts limited liability company; HT Inn America TRS, Inc., a Delaware corporation; South Bay Sandeep, LLC, a Massachusetts limited liability company; Hersha CNL TRS, Inc., a Delaware corporation; HHM Leasehold Interests, Inc., a Delaware corporation; HHLP King of Prussia, Inc., a Pennsylvania corporation; HHLP Malvern, Inc., a Pennsylvania corporation; HHLP Oxford Valley, Inc., a Pennsylvania corporation; HHLP Wilmington, Inc., a Delaware corporation; Mystic Special Purpose Corp., a Delaware corporation; Mystic Hotel Investors Remote Entity Incorporated, a Delaware corporation; and Exit 88 Special Purpose Corp., a Delaware corporation; and

Hersha Hospitality Trust
November 2, 2007

11.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.           each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.           during its taxable year ending December 31, 2007 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), will be true for such years;

3.           the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would have the effect of altering the facts upon which the opinions set forth below are based;

4.           the Operating Partnership and each Subsidiary Partnership will be operated in accordance with the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreement, as applicable, and in accordance with the applicable law of the state of formation; and

5.           all of the obligations imposed by or described in the Reviewed Documents have been and will continue to be performed or satisfied in accordance with their terms.

In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.  After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate.  Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Hersha Hospitality Trust
November 2, 2007

Based on the Reviewed Documents, the assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:

(a)           the Company qualified to be taxed as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 2004 through December 31, 2006, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2007, and in the future; and

(b)           the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” is correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Shares.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions.  The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

Hersha Hospitality Trust
November 2, 2007

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinion expressed herein after the date of this letter.  This opinion letter is solely for the information and use of the addressee (except as described in the next paragraph), and it speaks only as of the date hereof.  Except as described in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP